Filed Pursuant to Rule 433

Registration No. 333-197895

Pricing Term Sheet

August 10, 2016

Black Hills Corporation

This communication should be read in conjunction with the preliminary prospectus supplement dated August 10, 2016 and the accompanying base prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying base prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying base prospectus. In all other respects, this communication is qualified in its entirety by reference to the preliminary prospectus supplement and the accompanying base prospectus.

$400,000,000 3.150% Notes due 2027

Issuer:	Black Hills Corporation

Title of securities:	3.150% Notes due 2027

Aggregate principal amount offered:	$400,000,000 principal amount

Principal amount per note:	$2000 x $1000

Initial price to public:	99.949% of principal amount

Gross proceeds:	$399,796,000

Underwriters’ discount:	0.650%

Annual interest rate:	3.150% per annum

Yield to maturity:	3.156%

Benchmark:	1.625% due May 15, 2026

Benchmark yield:	1.506%

Spread to treasury:	+165 bps

Expected ratings (outlook):	S&P: BBB (stable) / Moody’s: Baa1 (negative outlook) / Fitch: BBB+ (negative outlook) (1)

Interest payment dates:	January 15 and July 15 of each year, commencing January 15, 2017

Stated maturity:	January 15, 2027

Redemption:

Make-whole call:

Callable at the greater of par and the make-whole (Treasury Rate plus 25 bps) at any time before July 15, 2026, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Par call:	Callable at par at any time on or after July 15, 2026, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Ranking:	Senior Unsecured

Joint Book-Running Managers:	J.P. Morgan Securities LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BMO Capital Markets Corp. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC

Trade date:	August 10, 2016

Settlement date (T+7):	August 19, 2016

CUSIP / ISIN:	092113 AM1 / US092113AM13

$300,000,000 4.200% Notes due 2046

Issuer:	Black Hills Corporation

Title of securities:	4.200% Notes due 2046

Aggregate principal amount offered:	$300,000,000 principal amount

Principal amount per note:	$2000 x $1000

Initial price to public:	99.455% of principal amount

Gross proceeds:	$298,365,000

Underwriters’ discount:	0.875%

Annual interest rate:	4.200% per annum

Yield to maturity:	4.232%

Benchmark:	2.500% due February 15, 2046

Benchmark yield:	2.232%

Spread to treasury:	+200 bps

Expected ratings (outlook):	S&P: BBB (stable) / Moody’s: Baa1 (negative outlook) / Fitch: BBB+ (negative outlook) (1)

Interest payment dates:	March 15 and September 15 of each year, commencing March 15, 2017

Stated maturity:	September 15, 2046

Redemption:

Make-whole call:

Callable at the greater of par and the make-whole (Treasury Rate plus 30 bps) at any time before March 15, 2046, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Par call:	Callable at par at any time on or after March 15, 2046, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Ranking:	Senior Unsecured

Joint Book-Running Managers:	J.P. Morgan Securities LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BMO Capital Markets Corp. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC

Trade date:	August 10, 2016

Settlement date (T+7):	August 19, 2016

CUSIP / ISIN:	092113 AN9 / US092113AN95

(1) These securities ratings have been provided by Moody’s, S&P and Fitch, respectively. None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

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